SUB-ITEM 77E:  LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since October 2003, Federated and related entities
 (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United States District Court for the District of Maryland. The lawsuits were purportedly filed on behalf of people who purch ased, owned and/or redeemed shares of Federated-spon sored mutual funds during specified periods beginning November 1, 1998. The su its are generally similar in alleging that Federated engaged in illegal and
improper trading practices including market timing and late trading in concert with certain institutiona l traders, which allegedly caused financial injury to the mutual fund shareholders. Th ese lawsuits began to be filed shortly after Federate d's first public announcement that it had received requests for information on shar eholder trading activities in the Funds from the SEC, the Office of the New York
State Attorney General ("NYAG"), and other authoritie
s. In that regard, on November 28, 2005, Federated ann ounced that it had reached final settlements with the SEC and the NYAG wi th respect to those matters. Specifically, the SEC and
 NYAG settled
proceedings against three Federated subsidiaries invol ving undisclosed market timing arrangements and late t rading. The SEC made findings: that Federated Investment Management Company
 ("FIMC"), an SEC-registered investment adviser to vari ous Funds, and
Federated Securities Corp., an SEC-registered broker-d ealer and distributor for the Funds, violated provision s of the Investment Advisers
Act and Investment Company Act by approving, but not d isclosing, three market timing arrangements, or the asso ciated conflict of interest between FIMC and the funds involved in the arra ngements, either to other fund shareholders or to the fu nds' board; and that
Federated Shareholder Services Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company Act. The NYAG found that such conduct violated provisions of New York State law. Federated entered in to the settlements without admitting or denying the regu lators' findings. As
Federated previously reported in 2004, it has already pa id approximately $8.0 million to certain funds as determ ined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggr egate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any regis tered investment company unless (i) at least 75% of the fund's directors ar e independent of Federated, (ii) the chairman of each such fund is
independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respect ively, and (iv) the fund appoints a "senior officer" who r eports to the independent trustees and is responsible for monitoring com pliance by the fund with applicable laws and fiduciary duti es and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in th e "About Us" section of Federated's website at FederatedInvestors.com.
Federated entities have also been named as defendants in se veral additional lawsuits that are now pending in the United States District Court for the Western District of Pennsylvania, al leging, among other things, excessive advisory and Rule 12b-1 fees. The Board of the Funds retained the law firm of Dickstein
Shapiro LLP to represent the Funds in each of the lawsuits
 described in
the preceding two paragraphs. Federated and the Funds, and
 their respective counsel, have been defending this litiga tion, and none of the Funds remains a defendant in any of the lawsuits (thou gh some could potentially receive any recoveries as nomina l defendants).
Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuit s, all of which seek unquantified damages, attorneys' fees, and expenses, and f uture potential similar suits is uncertain. Although we do not believe that
these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity
and/or other developments resulting from the regulatory in vestigations will not result in increased Fund redemptions
, reduced sales of
Fund shares, or other adverse consequences for the Funds.